Exhibit 10.30

[SEARS HOLDINGS LETTERHEAD]

January 28, 2008

Mr. W. Bruce Johnson

Dear Bruce,

The purpose of this letter is to confirm our offer for you to serve as Interim President and Chief Executive Officer of Sears Holdings Corporation, effective as of February 3, 2008. Your new compensation package will be effective as of February 3, 2008.

The key changes to your compensation package are as follows:

•	Annual base salary at a rate of $900,000.

•

Annual target incentive opportunity of 100% of your annual base salary. The annual incentive for each plan year will be payable by April 15 of the following year; provided that you are actively employed by Sears Holdings at the payment date.

•

You will receive a grant of restricted stock valued at $1,000,000 under the Sears Holdings 2006 Stock Plan. The number of restricted shares granted will be determined using the market closing price of Sears Holdings shares on the grant date. The grant date will be February 3, 2008. This restricted shares granted will be scheduled to vest in two installments, with 50% vesting as of the last day of the 2008 fiscal year and the remaining 50% vesting as of the last day of the 2009 fiscal year; provided that you are actively employed by Sears Holdings as of the applicable vesting date.

•	Except as provided herein, the remaining elements of your compensation and benefits package, as in effect on February 2, 2008, remain unchanged.

By this letter, you acknowledge and agree that to the extent this position does not become permanent and you are asked to resume your position as Executive Vice President, Supply Chain and Operations or another reasonably similar senior role, such resumption would not constitute Good Reason under the term of your February 2006 Executive Severance/Non-Compete Agreement.

To accept this offer and the terms provided herein, please sign below and return this letter to me.

Sincerely,

Edward S. Lampert
Chairman

Confirmed and Accepted:

/s/ W. Bruce Johnson	2/27/2008
W. Bruce Johnson	Date